STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) made and entered into as of April 11, 2008, between the individual named as the purchaser on the signature page hereto (the “Buyer”) and the individual named as the shareholder on the signature page hereto (the “Seller”).

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is purchasing from the Seller the number of shares (hereinafter referred to as the "Shares") of common stock of RNS Software, Inc. (the “Company”) indicated on the signature page hereto in a private stock sale transaction.

In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I. SALE OF THE SHARES.

1.01

Shares being Sold. Subject to the terms and conditions of this Agreement, the Seller is selling the Shares to the Buyer.

1.02

Consideration.

(a)

Purchase Price. “The Purchase Price” of the Shares shall be the amount indicated on the signature page hereto.

(b)

Seller acknowledges that other shareholders may be selling their shares in the company in private transactions and at varying amounts and this Agreement confirms our private transaction in writing.

1.03

Settlement Funds. The Buyer will transfer the Purchase Price in immediately available funds to the Seller care of the escrow agent, Vincent & Rees, L.C.

1.04

Closing. The Closing of the transactions shall take place on April 11, 2008, or at such other date and time as the parties may mutually agree in writing.

1.05

Delivery by the Seller. At the Closing, the Seller shall deliver to Buyer a certificate representing the Shares together with a duly executed stock power and instruct the Escrow Agent to deliver (i) to Buyer a certificate representing the Shares and (ii) to Seller a certificate representing any shares retained and the Purchase Price for the Shares.  Specific wire transfer instructions for payment by the Escrow Agent, Vincent & Rees, L.C. shall be provided for delivery of the Purchase Price to the Seller.

II. RELATED TRANSACTIONS.

2.01

Finder. The Seller and the Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

2.02

Other Shareholders.  The Seller and the Buyer acknowledge that other shareholders of the Company may be selling their shares in the Company in private transactions and at varying amounts and that this Agreement confirms the Seller’s and Buyer’s private transaction in writing.  By signing this Agreement, the Seller acknowledges that shares in the Company may be sold at varying prices and that there has been no influence exerted over the Seller by any officer or director of the Company regarding the sale of Seller’s Shares.

III. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER.

The Company and the Seller hereby represent and warrant as follows:

3.01

Organization, Capitalization, etc.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified in no other state.

3.02

Authority; No Violation. The execution and delivery of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or Seller is a party or by which the Company or the Seller is bound.

3.03

Absence of Certain Changes. Since the date of the filing of the Company’s last periodic report with the Securities and Exchange Commission, at which time the Company had a negative net worth and was incurring continued losses, The Company has not and as of the Closing will have not:

(a)

Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects inconsistent with its latest filing with the Securities and Exchange Commission;

(b)

Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c)

Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) outside the ordinary course of business;

(d)

Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(e)

Made any material change in any method of accounting or accounting practice.

3.04

Litigation. To the knowledge of the Company or the Seller, there are no actions, proceedings, or investigations pending or threatened against the Company, and neither the Company nor the Seller know or have any reason to know of any basis for any such action, proceedings, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

3.05

Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

3.06 Ownership of Shares. Seller is the record and beneficial owner of the Shares of Common Stock, of the Company set forth on the signature page hereto and to be transferred to the Buyer pursuant to this Agreement.  All of the Shares to be delivered by the Seller are free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims and liabilities of every nature, and Seller is conveying clear and unencumbered title thereto to the Shares

3.07   Responsibility through Closing Date.  Seller shall be responsible for all bills, invoices, contingent liabilities and commitments incurred by the Company before the Closing Date and in association with the Closing.

IV. REPRESENTATIONS AND WARRANTIES BY BUYER.

Buyer hereby represents and warrant as follows:

4.01

Authority; No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by Buyer has been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

4.02

Representations Regarding the Acquisition of the Shares.

(a)

The Buyer understands the speculative nature and the risks of investments associated with the Company and confirms that he, she or it is able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

(b)

Neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the status, in his, her or its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(c)

The Buyer has had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been given: (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and Seller.

(d)

The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares; and

(e)

In evaluating the merits of the purchase of the Shares, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Seller.

 V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

5.01

Survival of Representations. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

5.02

Indemnification.  Buyer shall hold Seller harmless from any and all claims arising out of or related to (i) actions taken by Buyer in its capacity as a shareholder of the Company or (ii) the sale or transfer by Buyer of all or any portion of its shares in the Company.

VI. ADDITIONAL CONDITIONS TO CLOSING

6.01

Obligation of Buyer to Close. The Buyer shall not be obligated to close this transaction unless he, she or it is satisfied, following reasonable investigation, that all of the representations of Seller as of the date of execution of this Agreement and as of the date of Closing under this Agreement are true and correct in all material respects.

6.02

Obligation of Seller to Close.  The Seller shall not be obligated to close this transaction unless Buyer shall enter into a lock-up agreement with respect to the Shares in substance satisfactory to the Seller.

VII. MISCELLANEOUS

7.01

Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

 7.02

Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

7.03

Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

7.04

Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

7.05

Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.06

Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

7.07

Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified on the signature page hereto, with a copy sent as indicated on the signature page.

7.08

Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.09

Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada.

[Remainder of page intentionally left blank; signature page to follow.]

[Signature Page to Stock Purchase Agreement Dated April 11, 2008]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER: Atlantic Invest Ltd /s/ Clarence Limited Name: Clarence Limited Title: Sole Director	Buyer’s Address for Notices: ______________________________ ______________________________ ______________________________ ______________________________
SELLER: /s/Livio Susin Name: Livio Susin RNS SOFTWARE, INC. /s/Livio Susin Livio Susin Chief Executive Officer	With a copy to: Vincent & Rees, L.C. 175 East 400 South Suite 610 Salt Lake City, Utah 84111
Number of shares being sold: 14,546,538 Aggregate Purchase Price: $36,366.35 Per share price:$ 0.0025
Seller’s Address for Notices: ______________________________ ______________________________ ______________________________ ______________________________
Company’s address for Notice: 2197 West 2nd Avenue, Suite 103 Vancouver, B.C. V6K 1H7 Canada

[Signature Page to Stock Purchase Agreement Dated April 11, 2008]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER: Canary Global Investment Inc. /s/ Adrian Li Name:Adrian Li Title: Director	Buyer’s Address for Notices: ______________________________ ______________________________ ______________________________ ______________________________
SELLER: /s/Livio Susin Name: Livio Susin RNS SOFTWARE, INC. /s/Livio Susin Livio Susin Chief Executive Officer	With a copy to: Vincent & Rees, L.C. 175 East 400 South Suite 610 Salt Lake City, Utah 84111
Number of shares being sold: 3,700,000 Aggregate Purchase Price: $9250.00 Per share price:$ 0.0025
Seller’s Address for Notices: ______________________________ ______________________________ ______________________________ ______________________________
Company’s address for Notice: 2197 West 2nd Avenue, Suite 103 Vancouver, B.C. V6K 1H7 Canada

[Signature Page to Stock Purchase Agreement Dated April 11, 2008]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER: East Yield Investment Ltd. Sze Tang Name: Sze Tang Li Title: Director	Buyer’s Address for Notices: ______________________________ ______________________________ ______________________________ ______________________________
SELLER: /s/Livio Susin Name: Livio Susin RNS SOFTWARE, INC. /s/Livio Susin Livio Susin Chief Executive Officer	With a copy to: Vincent & Rees, L.C. 175 East 400 South Suite 610 Salt Lake City, Utah 84111
Number of shares being sold: 1,753,462 Aggregate Purchase Price: $4383.66 Per share price:$ 0.0025
Seller’s Address for Notices: ______________________________ ______________________________ ______________________________ ______________________________
Company’s address for Notice: 2197 West 2nd Avenue, Suite 103 Vancouver, B.C. V6K 1H7 Canada